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                      October 17, 2022

       Gabriel Bruno
       Chief Financial Officer
       Lincoln Electric Holdings Inc.
       22801 St. Clair Avenue
       Cleveland, Ohio 44117

                                                        Re: Lincoln Electric
Holdings Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 000-01402

       Dear Gabriel Bruno:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation